Exhibit 99.1

ALTRIA RESOLVES TAX DISPUTE WITH IRS

REGARDING PHILIP MORRIS CAPITAL CORPORATION LEASES

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Altria expects to pay approximately $500 million in federal and state income taxes and related estimated interest as a result of the resolution of previously disclosed tax dispute pertaining to certain leveraged lease transactions

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Altria expects to record a one-time benefit of approximately $0.03 per share to its 2012 second-quarter reported earnings, resulting in an increase to Altria’s 2012 full-year guidance for reported diluted earnings per share (EPS) from a range of $2.25 to $2.31 to a range of $2.28 to $2.34

•	Altria reaffirms 2012 full-year guidance for adjusted diluted EPS in a range of $2.17 to $2.23, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.05 in 2011

RICHMOND, VA – May 22, 2012 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that it has executed a Closing Agreement (Agreement) with the Internal Revenue Service (IRS) that, subject to court approval, resolves the federal income tax treatment for all prior tax years of certain leveraged lease transactions (referred to by the IRS as lease-in/lease-out (LILO) and sale-in/lease-out (SILO) transactions) entered into by Altria’s wholly-owned subsidiary, Philip Morris Capital Corporation (PMCC).

Altria expects to pay approximately $500 million in federal and state income taxes and related estimated interest as a result of the Agreement. Of this amount, Altria expects to pay approximately $450 million in federal income taxes and related estimated interest with respect to the 2000 through 2010 tax years by the end of the second quarter of 2012. The payment is net of federal income taxes that Altria paid on gains associated with sales of assets leased in the LILO and SILO transactions from January 1, 2008 through December 31, 2011. Of the $500 million, Altria also expects to pay approximately $50 million of state taxes and related estimated interest. The tax component of these payments represents an acceleration of federal and state income taxes that Altria would have otherwise paid over the lease terms of the LILO and SILO transactions.

6601 West Broad Street, Richmond, VA 23230

As described in previous reports filed with the Securities and Exchange Commission, the IRS disallowed the tax benefits pertaining to PMCC’s LILO and SILO transactions for the 1996 – 2003 tax years and was expected to disallow such benefits for the 2004 – 2009 tax years. Altria did not claim tax benefits pertaining to the LILO and SILO transactions in the 2010 and 2011 tax years and, under the terms of the Agreement, will not claim such benefits in future tax years.

Pursuant to the Agreement, the IRS will not assess against Altria any additional taxes or any penalties in any open tax year through the 2010 tax year related to the LILO and SILO transactions; nor will the IRS impose penalties with respect to any prior tax years.

Altria also has agreed to dismiss, with prejudice, the pending litigation in federal court related to the tax treatment of the LILO and SILO transactions and to relinquish its right to seek refunds for federal taxes and interest previously paid.

2012 Full-Year Guidance

As previously reported in June 2011, Altria recorded a one-time earnings charge of $627 million ($0.30 per share) against its 2011 reported earnings related to the tax treatment of the LILO and SILO transactions. In quantifying this charge, Altria was required to make assumptions regarding the timing and terms of a potential settlement of this matter with the IRS. As a result of differences between the assumptions and the terms of the Agreement, Altria expects to record a one-time net earnings benefit of approximately $68 million ($0.03 per share) to its 2012 second-quarter reported earnings primarily due to lower than estimated interest expense on tax underpayments. This estimated $0.03 per share benefit results in an increase to Altria’s 2012 full-year reported diluted EPS guidance from a range of $2.25 to $2.31 to a range of $2.28 to $2.34. The revised 2012 reported diluted EPS guidance range reflects the net impact of special items included in Table 1 below.

Altria reaffirms its 2012 full-year guidance for adjusted diluted EPS, which excludes special items shown in Table 1 below, to be in the range of $2.17 to $2.23, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.05 per share in 2011.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1 below.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2012 Guidance	2011	Change
Reported diluted EPS	$2.28 to $2.34	$1.64	39% to 43%
Asset impairment, exit, integration and implementation costs	0.02	0.07
SABMiller special items	(0.10)	0.03
PMCC leveraged lease (benefit) charge	(0.03)	0.30
Tax items*	-	(0.04)
Tobacco and health judgments	-	0.05
Adjusted diluted EPS	$2.17 to $2.23	$2.05	6% to 9%

* Excludes the tax impact included in the PMCC leveraged lease (benefit) charge.

Note: Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management uses adjusted measures, which exclude certain income and expense items that management believes are not part of underlying operations, for planning, forecasting and evaluating the performances of Altria’s businesses. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results.

Dividend and Share Repurchase Program

Altria does not expect the payment of additional federal and state income taxes and associated interest pursuant to the Agreement to impact Altria’s dividend payout ratio target of approximately 80% of its adjusted diluted EPS or its current $1.0 billion share repurchase program. Future dividend payments and the share repurchase program remain subject to the discretion of Altria’s Board of Directors.

Financial Services Segment

PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its operating companies income will vary over time as investments mature or are sold.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and PMCC. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia

Crest and Stag’s Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended March 31, 2012.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party services providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug

Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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